Exhibit 99.1
AlTi Global Appoints Stephen D. Yarad as Chief Financial Officer

NEW YORK, NY, September 18, 2023 – AlTi Global, Inc. (NASDAQ: ALTI) (“AlTi" or the “Company”), a leading independent global wealth and asset manager, today announced the appointment of Stephen D. Yarad as Chief Financial Officer and Treasurer, effective immediately.

“As a seasoned leader with extensive financial services experience, I am pleased to welcome Stephen Yarad to the executive management team”, said Michael Tiedemann, Chief Executive Officer. “Steve’s public company CFO experience and track record spanning over three decades will be valuable as we scale the AlTi operating platform, while delivering innovative wealth and asset management solutions to clients on a global scale. Given his significant exposure to capital markets and international experience, Steve brings deep corporate finance and operational expertise that will benefit AlTi and its shareholders.”

Mr. Yarad joins AlTi from MFA Financial, Inc. (NYSE: MFA), a leading residential mortgage REIT, where he served as Chief Financial Officer and Treasurer since September of 2010. Prior to joining MFA, he was an audit partner in the New York financial services practice of KPMG LLP. Mr. Yarad began his career with KPMG in Australia in 1991 and during his career in public accounting he served several of the firm’s largest global financial services clients in Asia-Pacific, Europe, and North America.

Mr. Yarad holds a Bachelor of Commerce in Accounting and Finance from the University of New South Wales and a Graduate Diploma in Applied Finance and Investment from the Securities Institute of Australia. He is a licensed CPA in New York and New Jersey, a member of the American Institute of Certified Public Accountants, and an associate member of the Institute of Chartered Accountants in Australia.

About AlTi
AlTi is a leading independent global wealth and asset manager providing entrepreneurs, multi-generational families, institutions, and emerging next-generation leaders with fiduciary capabilities as well as alternative investment strategies and advisory services. AlTi’s comprehensive offering is underscored by a commitment to impact or values-aligned investing and generating a net positive impact through its business activities. The firm currently manages or advises on approximately $69 billion in combined assets and has an expansive network with over 470 professionals across three continents. For more information, please visit us at www.Alti-global.com.

Contacts
Lily Arteaga
Head of Investor Relations
AlTi Global, Inc.
investor@alti-global.com